SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: Metropolitan West Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  10880 Wilshire Blvd., Suite 2020
                  Los Angeles, California 90024

Telephone Number (including area code):  (310) 446-7727

Name and address of agent for service of process:

                  Scott Dubchansky
                  10880 Wilshire Boulevard, Suite 2020
                  Los Angeles, California  90024

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ X ] No [ ]

                         -----------------------------

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Francisco and the State of California on the __th day of December, 1996.

                             Metropolitan West Funds


                             /S/ SCOTT DUBCHANSKY
                             ----------------------------
                             By:      Scott Dubchansky
                                      Principal Executive Officer,
                                      Principal Financial and
                                      Accounting Officer, and
                                      Sole Trustee
Attest:



Title:   /S/ Edward Curiel
         ------------------
         Secretary